EXHIBIT 99.1

Fargo Electronics, Inc. 6533 Flying Cloud Drive Minneapolis, Minnesota 55344 USA	NEWS RELEASE
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul Stephenson
952-941-9470, ext. 142
E-mail: Paul.Stephenson@fargo.com

Fargo Electronics, Inc. Announces Completion of Merger

with ASSA ABLOY’s HID Global Corporation

Minneapolis, MN (August 3, 2006) — Fargo Electronics, Inc. (NASDAQ:FRGO) announced that its stockholders, voting at a special meeting today, have approved the company’s previously announced merger with a wholly owned subsidiary of ASSA ABLOY’s HID Global Corporation.

Under the terms of the merger agreement, stockholders of the company will be entitled to receive $25.50 in cash for each share of common stock. Citibank N.A. has been appointed the paying agent for this transaction. The paying agent will send a letter of transmittal to each former stockholder which will contain instructions for obtaining cash in exchange for their shares. As a result of the merger, Fargo’s stock will no longer be traded on NASDAQ.

About Fargo

Founded in 1974, Fargo Electronics, Inc. is a global leader in the development of secure technologies for identity card issuance systems, including secure card printer/encoders, materials and software. The company has sold more than 120,000 systems in the U.S. and over 80 other countries worldwide. Fargo card issuance systems reduce vulnerabilities and potential for loss of time, money and lives by continually improving the security of identity credentials. Fargo provides physical, information, and transaction security for a wide variety of applications and industries, including government, corporate, national IDs, drivers’ licenses, universities, schools and membership. Based in Minneapolis, Minnesota, USA, Fargo markets its products through a global distribution network of professional security integrators.

About HID

HID is a leading supplier and manufacturer in the access control industry, serving customers worldwide with proximity and contactless smart card technologies; central station managed access controllers; secure and custom card solutions; digital identity and photo card management software solutions; and electronic cylinders. Headquartered in Irvine, California, HID operates international offices that support more than 100 countries and is a member of the ASSA ABLOY Global Technologies Division. To learn more, please visit www.hidcorp.com.

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